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                                                                   Exhibit 10.31

DUPLICATE Original No. ______ of ______


                   AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS


                  This Agreement and General Release of All Claims ("Agreement") is entered into by and between Philippe P. LeGoff ("You" or "Employee") and Boston Scientific Corporation ("BSC") as of the latest date of execution by the parties to this Agreement. This Agreement shall not become effective until the Effective Date (as defined in Paragraph 6(d), below). This Agreement supersedes and cancels any prior employment agreements or arrangements You may have entered into with BSC except for the Employee Agreement ("Employee Agreement") signed by You on November 3, 1997 and attached hereto as Attachment 1 and the Directors and Officers Indemnification Agreement ("Indemnification Agreement") signed by you on November 3, 1997 and attached hereto as Attachment 2. Your obligations under the Employee Agreement shall be in addition or complementary to and shall not be superseded by this Agreement. However, if there is any conflict in terms between this Agreement and the Employee Agreement, the terms of this Agreement prevail.

                  In consideration of the mutual covenants, agreements, and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

         1.       TERMINATION OF EMPLOYMENT

                  You hereby acknowledge and agree that on February 7, 2000 ("Notification Date") You were notified that your position as Senior Vice President and Group President-Vascular and Non-vascular Business and as an employee of BSC will end on February 29, 2000 ("Termination Date"). For the period between your Notification Date and Termination Date, You agree to provide full-time services of BSC. Furthermore, as of March 1, 2000, You agree to provide and be paid for services as further described in a document titled "Consulting Agreement between Philippe P. LeGoff and Boston Scientific Corporation", attached hereto as Attachment 3 (the "Consulting Agreement").

         2.       PAYMENTS BY BSC

                  (a) For the period between your Notification Date and Termination Date, BSC will pay to You on each regular payroll cycle the bi-weekly portion of your current BSC base annual salary, which is Three Hundred Eighty Thousand Sixteen Dollars and no cents ($380,016.00), less applicable payroll withholding for taxes and other applicable deductions. You expressly acknowledge that upon the occurrence of the Termination Date, You will not be eligible for any payments or benefits in addition to those described in this Agreement under any existing BSC Severance Pay Plan and/or Layoff Notification Plan.


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                  (b) BSC shall make all necessary arrangements to effectuate your move from the United States to Geneva, Switzerland, and in connection therewith, BSC agrees to pay all actual costs associated with the transfer of your personal goods and effects and your personal travel. You hereby agree that you are responsible for any tax obligations which may apply to any and all such payments made by BSC on your behalf.

                  (c) BSC agrees to assume the costs associated with the lease You have entered into for your present personal residence located at 32 Garrison Street, Boston, Massachusetts ("32 Garrison Street") as follows:

                           (i) BSC will pay up to Twenty-four Thousand One
Hundred Fifty Dollars and no cents ($24,150.00) (for the period March 1, 2000 through August 31, 2000 at the rate of Four Thousand Twenty-Five Dollars and no cents ($4,025.00) per month) in connection with BSC's assumption of the lease of the 32 Garrison Street premises, such Twenty-four Thousand One Hundred Fifty Dollars and no cents ($24,150.00) amount to be reduced by Four Thousand Twenty-Five Dollars and no cents ($4,025.00) per month for each month that the 32 Garrison Street premises are in fact leased to someone other than You;

                           (ii) BSC has already paid on your behalf the sum of
Two Thousand One Hundred Dollars and no cents ($2,100.00), which represents approximately one-half of the 32 Garrison Street monthly rent required as a deposit for a portion of the broker's fee assessed in connection with the attempt to lease the 32 Garrison Street premises to someone other than You, and BSC agrees to pay an additional Two Thousand One Hundred Dollars and no cents ($2,100.00) as the remainder of the broker's fee upon the actual lease of those premises to someone other than You.

                           (iii) You hereby agree that you are responsible for
any tax obligations which may apply to any and all such payments described in Paragraphs 2(c)(i) and (ii), above, and made by BSC on your behalf.

                  (d) If Employee provides BSC with reasonable documentation establishing the marginal additional tax liability that he has incurred in the United States as a result of the payments made by BSC pursuant to Paragraphs 2(b) and 2(c)(i) and (ii) above, BSC will make a further payment to Employee equal to 1.5 times such actual tax liability

                  (e) BSC will pay You in accordance with applicable Massachusetts law for two days of unused vacation time accrued by You through the Termination Date under the terms of your September 24, 1997 offer of employment letter.



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         3.       STATUS OF EMPLOYMENT BENEFITS

                  (a) The Split Dollar Life Insurance Policy currently in place on your behalf (the "Policy") will remain in place, and all of the terms and conditions of that Policy will continue to apply through February 28, 2002, as of which date, BSC will cease paying its portion of the premium for the policy and You may elect to either:

                           (i) pay the entire premium necessary to keep the
Policy in effect; or

                           (ii) take a paid-up policy in an amount of the
Policy's cash value net of BSC contributions to the Policy through February 28, 2002.

                  (b) You agree and acknowledge that your participation in BSC's 401(k) Plan, Stock Option Plan(s), and Global Employee Stock Option Plan, if any, Accidental Death and Dismemberment (AD&D), Business Travel Accident, and Short-Term and Long-Term Disability Plans will terminate as of your Termination Date, as will your accrual of vacation time under the applicable vacation schedule. You further agree and acknowledge that You will participate through the Termination Date in all other benefits and benefit plans in which You are currently enrolled to the same extent as do active employees and that your participation in and entitlement to any and all other benefits and benefit plans in which You are currently enrolled, but which are not otherwise specifically addressed in this Agreement, terminates on the Termination Date.

                  (c) As of February 29, 2000 your participation in BSC's Medical/Dental/Vision Plans (as well as the participation of any of your dependents who were covered by such Plans one month prior to the Notification
Date) shall continue, on the same terms and conditions as such coverage is made available from time to time to BSC employees generally as provided by the Consolidated Omnibus Budget and Reconciliation Act of 1985 ("COBRA"), should You be eligible for and elect it. To enable BSC to comply with its obligation to provide notification of any rights you may have to continue Medical/Dental/Vision Plan coverage, You agree to inform BSC of any change in address or marital status. You also acknowledge that You understand that the terms of BSC's Medical/Dental/Vision Plans offered to BSC employees generally may change from time to time, and that your coverage and associated contribution costs will be subject to any such change.

                  (d) Any unvested portions of previously awarded stock option grants will continue to vest through the Termination Date and will become exercisable under the terms and conditions contained in the applicable option agreement(s) and plan documents.

         4.       EXPENSE REIMBURSEMENT

                  BSC will reimburse You in accordance with usual BSC policy for all unreimbursed business travel and other out-of-pocket expenses incurred by You through the



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Termination Date in the performance of your duties as an employee of BSC. Such expenses must be submitted no later than March 10, 2000.

         5.       CONSIDERATION FOR ENTERING INTO THIS AGREEMENT

                  In addition to recitals made elsewhere in this Agreement, Employee acknowledges and agrees that BSC's provision of: (i) the payments described in Paragraphs 2(b) and 2(c), above, and (ii) the treatment of the Split Dollar Life Insurance Policy under Paragraph 3(a), above, constitute full, valid and adequate consideration for entering into this Agreement because Employee would not be entitled to them except for having entered into this Agreement.

         6.       RELEASE BY EMPLOYEE

                  Employee hereby releases and forever discharges BSC and its subsidiaries, affiliates, successors, and assigns and the Directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively "Releasees") of and from the following as of the date of execution of this Agreement:

                  (a) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement and/or the Indemnification Agreement between the parties effective as of November 3, 1997 attached as Attachment 2, and/or the Consulting Agreement between the parties executed contemporaneously herewith and attached as Attachment 3), including (without limitation) any claim in the nature of so-called whistleblower complaints to the extent permitted by applicable law, and any and all claims, demands and liabilities with respect to Employee's employment or the terms and conditions or termination of his employment, benefits or compensation which Employee has against Releasees, or ever had;

                  (b) As included in the above, without limitation, all claims known or which reasonably could have been known for tortious injury, breach of contract, and wrongful discharge (including without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, all claims of retaliation, and all claims for attorneys' fees, as related to Employee's employment by BSC, or the terms and conditions or termination of his employment, benefits, or compensation; and

                  (c) Employee specifically releases and forever discharges Releasees from any and all claims based upon any allegation of employment discrimination, including (without limitation) discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the Federal Age Discrimination in Employment Act ("ADEA")), religion, disability or national origin.

                  (d) Employee acknowledges that he has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. In the event



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that Employee executes the Agreement within less than twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. BSC acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke this Agreement by written notice to BSC, c/o Robert G. MacLean, Senior Vice President, Human Resources, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01701 ("Mr. MacLean"), or his successor, and that this express Agreement shall not become effective or enforceable until the date such revocation period expires (the "Effective Date"). Therefore, no BSC obligations will be met and payments called for by BSC under Paragraphs 2(b), 2(c) and 3(a), above or under the Consulting Agreement, shall not be made until the Effective Date.

         7.       NO DAMAGES SOUGHT; FUTURE ACTIONS

                  (a) Employee represents and states that he has not and will not seek any damages in connection with any complaints or charges filed against Releasees with any local, state, federal or foreign agency or court, and Employee agrees that if any complaint or charge is filed on his behalf, he shall take all reasonable steps necessary to refuse any compensation in connection with any damages claimed in connection therewith.

                  (b) In addition, to the extent permitted by applicable law, Employee represents and warrants that he has not previously recommended or suggested, and he will not recommend or suggest, to any foreign, federal, state or local governmental agency or any potential claimants against or employees of the Releasees, that they initiate any claim or lawsuit against the Releasees, and, again to the extent permitted by applicable law, Employee will not voluntarily aid, assist or cooperate with any claimants against or employees of the Releasees in bringing such claims or lawsuits; provided, however, that nothing in this Paragraph 7 will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process during any future legal proceeding involving the Releasees.

         8.       NO LIABILITY ADMITTED

                  Employee acknowledges that neither BSC's execution of this Agreement nor BSC's performance of any of its terms shall constitute an admission by BSC of any wrongdoing by any of the Releasees.

         9.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION

                  (a) Employee shall keep entirely secret and confidential, and shall not disclose to any person or entity, in any fashion or for any purpose whatsoever, any information that is (i)



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not available to the general public, and/or (ii) not generally known outside
BSC, regarding Releasees to which he has had access or about which he heard during the course of his employment by BSC, including (without limitation) any information relating to BSC's business or operations; it plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, procurement, sales, service, support and marketing practices and operations; its financial conditions and results of its operations; its operational strengths and weaknesses; and its personnel and compensation policies, procedures and transactions.

                  (b) Employee agrees to return to BSC, on or before the Termination Date, documents or media of whatever nature, including summaries containing any of the data referred to in the immediately preceding paragraph whatsoever, including all documents, data, material, details and copies thereof in any form. Employee agrees to return to BSC, on or before the Termination Date, all BSC property, including (without limitation) all computer equipment, property passes, keys, credit cards, business cards, identification badges, and all sample and demonstration products. Employee may purchase his computer and fax from BSC for One Thousand Dollars ($1,000.00).

         10.      NO DETRIMENTAL COMMUNICATIONS

                  Employee agrees that he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Releasees, about any product or service provided by Releasees, or about Releasees' prospects for the future. Furthermore, Employee hereby represents to BSC that he has made no such communication to any public official, to any person associated with the media, or to any other person or entity. Employee acknowledges that BSC relies upon this representation in agreeing to enter into this Agreement.

         11.      FUTURE ASSISTANCE

                  BSC may seek the assistance, cooperation or testimony of Employee in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of Employee and/or related to his position as an employee of BSC, and in any such instance, Employee shall provide such assistance, cooperation or testimony and BSC shall pay Employee's reasonable costs and expenses in connection therewith.

         12.      HIRING OF BSC'S EMPLOYEES

                  During the period beginning as of the date You sign this Agreement and for twenty-four (24) months thereafter, You shall not attempt to or actually solicit for hire any individual who was an employee of BSC or any of the Releasees within the twelve (12) month period immediately preceding the Termination Date, assist in the hiring away of any such employee by another person, or encourage any such employee to terminate his or her



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employment with BSC or any of the Releasees, whether directly or indirectly, unless the President of BSC or his designee shall have given prior written approval.

         13.      POST-SEPARATION NON-COMPETITION RESTRICTION

                  During the period beginning as of the date You sign this Agreement, and for twenty-four (24) months thereafter, You agree that You shall not, directly or indirectly, without the written consent of an Executive Officer of BSC, engage in any activity in the area of medical device development, line or staff operations, manufacturing, marketing or sales which is competitive with BSC as it relates to any of the work You performed or with which You were familiar as an employee of BSC.

         14.      CONFIDENTIALITY

                  Employee agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions, and not to disclose to any person or entity the existence, terms or conditions of this Agreement except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of this Agreement. In the event that Employee believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify BSC (by notifying BSC's Legal Department) of the basis for the belief before actually divulging the information. Employee hereby confirms that as of the date of signing this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as permitted by this Paragraph 14. In the event of a breach of this Agreement or the Employee Agreement, Employee shall repay to BSC all of the amounts paid under Paragraphs 2(b), 2(c) and 3(a), above, and shall be liable, moreover, for any damages which a court may determine and shall be subject to injunctive relief, damages, and any other relief which a court may award.

         15.      GOVERNING LAW; SEVERABILITY

                  This Agreement is entered into and shall be construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules and as an instrument under seal. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. However, if any portion of the Release language in Paragraph 6, above, were ruled to be unenforceable for any reason, Employee shall return the consideration provided under Paragraphs 2(b), 2(c) and 3(a), above, to BSC upon demand by BSC, which demand shall be made if Employee were to file any claim against BSC in violation of this Agreement, especially Paragraph 7.


         16.      WAIVERS; AMENDMENTS



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                  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach. No modification, alteration, or change or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties wherein specific reference is made to this Agreement.

         17.      NO OTHER INDUCEMENTS

                  This Agreement sets forth the entire understanding of the parties in connection with its subject matter. Any and all prior negotiations are merged in this Agreement. Neither of the parties has made any settlement, representation or warranty in connection with the issues addressed in this Agreement (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

         18.      PERSONS BOUND BY THE AGREEMENT

                  This Agreement shall be binding upon and inure to the benefit of Employee and to the benefit of BSC and its respective successors and assigns.

         19.      ASSIGNMENT OF INTERESTS

                  Employee warrants that he has not assigned, or transferred or purported to assign or transfer any claim against Releasees.

         20.      PREVAILING PARTY ENTITLED TO FEES

                  In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys' fees).

         21.      REFERENCE

                  BSC agrees to provide Employee with a reference in the form attached hereto as Attachment 4. With permission of Employee, Mr. MacLean shall provide a copy of Attachment 4 in response to an inquiry that he receives as to Employee's employment relationship with BSC. BSC's only contractual undertakings with respect to supplying Employee with a reference are those set forth above which Mr. MacLean has agreed to perform on behalf of BSC. BSC further agrees to instruct those members of senior management who are made aware of this Agreement to refer inquiries about Employee's employment relationship with BSC to Mr. MacLean.



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Employee acknowledges that BSC has numerous directors, officers, employees and agents, any of whom may be contacted or may offer a view about Employee's employment relationship with BSC, and he further acknowledges and agrees that BSC has made no contractual undertaking as to how any of those directors, officers, employees or agents other than Mr. MacLean may comment about Employee.

         21.      REPRESENTATION

         Employee represents that, prior to executing this Agreement, he had the opportunity to review the provisions of this Agreement with counsel of his choice.

                  The parties have read the foregoing Agreement and know its contents, and know that its terms are contractual and legally binding. The parties further agree that they enter this Agreement voluntarily and that they have not been pressured or coerced in any way into signing this Agreement.


IN WITNESS WHEREOF, the parties hereby agree.

By:
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   Philippe P. LeGoff                               Date


BOSTON SCIENTIFIC CORPORATION


By:
   --------------------------------                 ----------------------------
   Robert G. MacLean                                Date
   Senior Vice President
   Human Resources






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